                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange

                Act of 1934 or Suspension of Duty to File Reports
                       under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                         Commission File Number _______

                                 UTI CORPORATION
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             (Exact name of registrant as specified in its charter)

               200 W. 7th Avenue, Collegeville, Pennsylvania 19426
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                                 (610) 489-0300
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     common stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      none
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)             [X]              Rule 12h-3(b)(1)(ii)              [ ]
Rule 12g-4(a)(1)(ii)            [ ]              Rule 12h-3(b)(2)(i)               [ ]
Rule 12g-4(a)(2)(i)             [ ]              Rule 12h-3(b)(2)(ii)              [ ]
Rule 12g-4(a)(2)(ii)            [ ]              Rule 15d-6                        [ ]
Rule 12h-3(b)(1)(i)             [X]

     Approximate number of holders of record as of the certification or notice date:

                              12 hold common stock
     39 (including the above-mentioned 12) hold common stock through derivative securities beneficially owned

     Pursuant to the requirements of the Securities Exchange Act of 1934, UTI Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 16, 2001                        By: /s/ BRUCE L. ROGERS
                                                -------------------------------
                                                Bruce L. Rogers
                                                Vice President